EXHIBIT 99.1

Non-Invasive Monitoring Systems Announces Licensing Agreement with Hill-Rom Company

MIAMI BEACH, Fla.--(BUSINESS WIRE)--March 14, 2001--Non-Invasive Monitoring Systems, Inc. (NIMS) (OTCBB:NIMU - news), announces that it has licensed its motion platform technology to Hill-Rom, a subsidiary of Hillenbrand Industries, Inc. for development and potential incorporation into its wide product offering. NIMS will receive royalties from Hill-Rom should this technology be commercialized. NIMS retains the right to develop this technology for doctor's offices, medical clinics, ambulances, military field use, and the home.

NIMS' therapeutic motion platform technology patent application, "Reciprocating Movement Platform for Shifting Subject to and fro in Headwards-Footwards Direction" and its applications were awarded US Patent 6,155,976 on December 5, 2000. NIMS also has a patent pending on further applications of the motion platform. NIMS is currently investigating new funding sources in order to underwrite development costs to bring this technology to market.

NIMS has ISO 9001 Quality Assurance Certifications for its products and equivalent United States Food and Drug Administration Quality Assurance certification from TUV Rheinland. NIMS is permitted to label its products with the CE mark, a requirement for marketing in the European Community.

Non-Invasive Monitoring Systems, Inc. is engaged in research and development of computer assisted, non-invasive monitoring devices and related software designed to detect abnormal respiratory, cardiac, and other medical conditions from sensors placed externally on the body's surface. These devices, including its flagship product, Respitrace(TM), provide diagnostic information regarding cardiorespiratory and sleep disorders in infants, children and adults; furthermore, alarms are sounded for adverse cardiac and respiratory events in critically ill patients. In addition, NIMS has developed a therapeutic motion platform that imparts periodic acceleration to the body.

The Hill-Rom Company Inc., headquartered in Batesville, Indiana, is a leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems, modular headwalls and lighting systems. The company employs approximately 6,300 people worldwide with about 2,000 in the Batesville, Indiana area.

This press release contains, in addition to historical information, forward-looking statements regarding NIMS which represent NIMS' expectations of benefits including but not limited to statements regarding industry performance, the Company's operations, performance, financial condition, business strategies, margins and sales information, that involve risks and uncertainties. The Company's actual results could differ materially. For this purpose, any statements contained in this release that are not statements of historic fact may be deemed to be forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results could differ materially depending on a variety of important factors, including those described in this release and the Company's filings with the Securities and Exchange Commission.